EXHIBIT 23.1

              CONSENT OF PETERSON & CO., LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment to Registration Statements on Form S-2 and related Prospectus of Protein Polymer Technologies, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 27, 2003, except for Note 8 as to which the date is March 25, 2003, with respect to the financial statements of Protein Polymer Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                   /s/ PETERSON & CO., LLP

San Diego, California
December 4, 2003